Exhibit 99.1

  Calibre Energy Enters Iraq Kurdistan through Arrangement with Hawler Energy

    WASHINGTON--(BUSINESS WIRE)--Sept. 15, 2006--Calibre Energy, Inc. (OTC BB:CBRE), ("Calibre", "the Company") announced today that it has entered into an agreement with Hawler Energy, Ltd. to participate in an Exploration and Production Sharing Agreement ("EPSA") with the Kurdistan Regional Government ("KRG") of the Republic of Iraq, covering the Bana-Bavu structure (also known as Bina Bawi). Calibre will have a 10% participation interest. The agreement calls for an upfront payment of USD 2 million, an additional USD 2.5 million work commitment, and a USD 1 million success fee payable upon completion of the first well.
    Partners in the Bana-Bavu EPSA include Hawler Energy, Ltd., a subsidiary of Prime Natural Resources, a privately-held oil and gas exploration company based in Houston, TX and funded by Elliott Associates, LP, a New York-based hedge fund and Hillwood Development Corporation, a privately-held real estate and oil and gas company, founded by its Chairman, H. Ross Perot, Jr. International partners include Petoil, a Turkish oil and gas company, with offices in Iraqi Kurdistan and Oil Search Limited (ASX: OSH.AX), a publicly-traded Australian oil and gas exploration and development company, with international operations in Yemen, Egypt and Libya. Petoil is serving as the operator of the venture and is an existing partner with Hawler Energy, Ltd. in Iraq.
    The Bana-Bavu EPSA covers the northern extension of the oil and gas rich Zagros Fold-belt and is approximately 70 kilometers north of the super giant, 17 billion barrel Kirkuk oil field, located in the Irbil governorate, 100% controlled by KRG. The area is on trend with the large Taq Taq oil field to the south and the recently announced Tawke-1, a 5,000 barrel per day oil discovery operated by DNO ASA (Oslo:DNO.OL), a Norwegian independent oil and gas company, to the northwest.
    The Bana-Bavu structure is a 30 kilometer by 10 kilometer surface anticline, which is expected by the Company to contain primary oil reserves within the Triassic reservoir objective and secondary reserve potential in the Lower Cretaceous and Jurassic sections of the structure. An initial exploration well (Bina Bawi-1) is expected to be drilled to a target depth of 3,050 meters. The well is anticipated to reach total depth approximately 65 days from spud date.
    "Partnering with a syndicate of seasoned international E&P specialists, Calibre is positioned to build its oil resources and participate in the development of what is potentially the next world class field. The Bana-Bavu EPSA represents excellent value for Calibre to participate in a high quality exploration area with substantial reserve potential and relatively low technical risk," said Prentis B. Tomlinson, Jr., Chairman and CEO of Calibre Energy. "A critical component of our decision to invest in this project is the region's secure oil export route to the Mediterranean via Turkey."
    "Kurdistan has numerous undrilled structures and large unexplored areas that have significant undeveloped oil and gas potential. Although there have been 73 oil and gas fields discovered in Iraq, only 15 of these fields have been brought into production." Mr. Tomlinson continued. "We believe, along with our partners, there will be many opportunities for a wide range of upstream activities in the region, and we are delighted to be on the ground floor of this development."
    Calibre's expansion into Iraqi Kurdistan, a country with the world's fourth largest proven oil reserves, builds on the Company's successful drilling and leasing activities focused in the prolific Barnett Shale in North Texas initiated in 2005. The Company then expanded its unconventional natural gas shale exploration and development operations into the Fayetteville Shale in the Arkoma Basin of Arkansas.
    Headquartered in Washington, DC with operating offices in Houston, TX, Calibre Energy, Inc. is an early stage oil and gas company focused on the creation of shareholder value through the development of world class unconventional and untapped domestic and international oil gas resources with operations in the Barnett and Fayetteville Shales and Iraqi-Kurdistan.
    Please visit our Web site: www.calibreenergy.com

    CONTACT: Calibre Energy, Inc.
             O. Oliver Pennington, III, 202-223-4401
             Fax: 202-223-4406